Y 2012 Q2 Earnings Release Conference Call Transcript
December 20, 2011

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to Nike's fiscal 2012 second-quarter conference call. For those who need to reference today's press release you will find it at http://investors.nikeinc.com.

Leading today's call is Kelley Hall, Vice President Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially.

These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of Futures and at-once orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s business, including equipment, NIKE Golf, Cole Haan, Converse, Hurley and Umbro, are not included in these Futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to total wholesale equivalent sales for NIKE, Inc. businesses that have licensed sales. Wholesale equivalent sales include both reported revenue and estimations of sales by licensees based on the royalties paid. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc., and should not be relied upon as a financial measure of actual results.

Participants may also make references to other nonpublic financial and statistical information as non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, http://investors.nikeinc.com/

Now I would like to turn the call over to Kelley Hall, Vice President Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's second-quarter 2012 results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago and at our new Web address, http://investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO, Mark Parker, followed by Charlie Denson, President of the NIKE Brand. And finally you'll hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results.

Following their prepared remarks we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time, so we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to requeue and we will do our best to come back to you. Thanks for your help with this.

I will now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley, and Happy Holidays everybody. We are closing the calendar year with a very strong second-quarter performance. And looking at our results you can see that NIKE, Inc. portfolio is a powerful engine for growth.

NIKE, Inc. revenue for the quarter reached $5.7 billion, up 18%. Earnings per share grew 6% to $1. And global NIKE Brand Futures grew 13%. Overall a remarkable performance in what continues to be a very volatile global economy that has yet to deliver a uniform recovery.

And looking ahead, economic and political uncertainty are unlikely to abate in any meaningful way in the short term, so risks and challenges do remain. But that said, we are well-positioned and resourced to manage risk and continue to drive growth going forward.

There are two things I want to touch on today that connect our results from Q2 with where we are headed in the back half of the year and beyond. The first is confidence. We create and commercialize innovation with a speed and quality unmatched by anyone in the industry. We do that because we are deeply connected to athletes. They inspire us, they challenge us, and they help us create the products and experiences that come to life in stores, online and in the most important markets all around the world.

Athletes will always be our most important partners, and our brands will always be our strongest asset. People seek out brands they can trust and products that are relevant, especially in a more challenging economy. We have seven distinct and high-energy brands delivering on that promise across categories, geographies, price points and channels.

Our brands are a source of authentic emotional connections, and they offer the power and flexibility needed to create and convert growth to value for our shareholders. So truly innovative products, experiences and brands run by the strongest management team in the industry, that is a big part of why I see more opportunity now than ever before.

The second thing I want to touch on is focus. Recently we held a meeting of our top 250 NIKE leaders from around the world. We came together to see and talk about what the future holds for the Company. And that meeting focused on how we are really drilling down to identify and resource the most compelling growth opportunities for NIKE, Inc., what we call Edit to Amplify.

By being better editors we are able to be laser focused on what we are doing, who we are partnering with, and where we are investing to reach our full potential as a Company and as a leader in this industry.

I won't provide all the details, but I will tell you that we have opened the door to truly game-changing innovation. And some of the most powerful potential for innovation lies in the digital technology space. We are using digital to change everything about the product creation process from the time it leaves the mind of the designer to when it gets into the hands of our consumer. Truly breakthrough innovation that will allow us to accelerate how we create and commercialize new products.

Social networking and digital communication is helping us unify and expand the family of sport. We have never been closer to our consumers as they continue to extend their reach and connect even more with each other, with their sports heroes and their favorite teams. And digital technology is a powerful enabler of the huge opportunities we have in our Direct-to-Consumer business and in working with our wholesale partners.

It was an amazing leadership meeting that not only showcased the game-changing innovation to come, but dramatically exhibited the continued benefits of key decisions and very focused investments we have made over the last five years -- like going to the category offense and elevating Apparel, investing in DTC and our wholesale partners, and making the big commitment it takes to revolutionize our product, our manufacturing and our supply chain, creating even greater growth potential.

Confidence and focus are incredibly powerful and you're going to see them come to life on the field, the courts and tracks where global sporting events unfold over the next 12 months. The BCS Games, the NBA Finals, the Euro Champs, the Summer Olympics in London, the NFL, these are the moments that inspire us, that motivate us and allow us to share the world stage with the greatest athletes alive. They will be at their best, and I can assure you so will we.

Going forward we will continue to use the unique power of our portfolio to drive growth and manage risk, to be opportunistic and disciplined, to connect with people locally and globally. In short, to bring inspiration and innovation to every athlete in the world.

I am excited about our opportunities in the back half of the fiscal year and beyond. We are confident, we are focused, and we are hungry. And, of course, you can expect us to act accordingly. So thanks everyone and now here is Charlie.

Charlie Denson, President, NIKE Brand: Thanks, Mark. Happy Holidays everybody. It was a very good Q2 for the NIKE Brand. I think it illustrates the three crucial elements of our growth strategy. You have heard me talk about them a lot. That is innovative product, brand strength, and premium distribution. And all three come to life through our category offense. That is how we continue to transform the marketplace and that is how we deliver the kind of numbers we are seeing today.

Let's take a look at our NIKE Brand results on a constant currency basis. Global revenue was up 18%, and global Futures are up 13%. Every geography except Japan grew its topline. And six of our seven key categories increased revenue. Our Brand DTC revenue increased nearly 20%, propelled by positive comp store growth in both factory and in-line locations, as well as higher online sales.

As we have said many times, NIKE is a growth company, and we see a lot of opportunity to grow by focusing on these three key areas I have mentioned -- product, brand and distribution.

For product, let's turn to Basketball. We have been pretty busy here. We released the LeBron 9, the first Basketball shoe to combine Flywire and Hyperfuse technologies.

Kevin Durant got his fourth signature shoe, which features a new Adaptive Fit system and is featured in our Basketball Never Stops campaign.

In the Jordan Brand we launched three game-changing shoes with three of the game's most explosive players -- Dwyane Wade, Carmelo Anthony, and the newest LA Clipper, Chris Paul. And the day after tomorrow we're releasing the Kobe 7 System Supreme. It allows players to switch out inserts to match their styles of play.

That is the kind of innovation that proves Basketball never  stops. It also increased our Basketball revenue double-digits for the quarter. We are all happy to see the NBA start up again with five great games on Christmas Day. But that is the just the beginning. Along with that we are looking forward to March Madness, the NBA Finals, and then on to the Olympics in London. We are at the front of another great run of momentum in Basketball around the world. That is great for fans. It is great for the game, and of course, it is great for NIKE.

For brand strength let's turn to Running. It has been a great quarter. In fact, it has been a great year. My favorite running story of the quarter has to be the event we did in Seoul, South Korea, a city with incredible energy and a growing influence in youth culture.

We sponsored a 10k there as part of our “We Run” campaign that takes place in 16 cities throughout our Emerging Markets geography. It is sold out with more than 30,000 people in just two hours.

And we continue to have similar turnouts around the world -- 10,000 runners in Singapore, 12,000 in Kuala Lumpur, 15,000 in Buenos Aires, and 23,000 in Guadalajara and  Mexico City. And then there was the Chicago Marathon, 45,000 runners, store events, product expos, training runs, and it all came together online through NIKE +. It was our most digital marathon ever.

We haven't seen this much energy around Running since the first boom happened back in the '70s. We were in the middle of that one and we are in the middle of this one as well. Our results prove it, with Running up strong double-digits again in Q2.

And the third part of our brand growth strategy focuses on transforming the marketplace. We continue to work with our wholesale partners to elevate the experience our consumers have with our brand and our products.

That Brand Jordan launch I mentioned was a big day at the Footlocker House of Hoops in Miami. And if you want to learn about our new Hyperwarm Apparel technology, a great place to go is our Dick's Field House concept -- tremendous opportunity ahead with our wholesale partners.

On the DTC side there are two great examples I want to talk about. First, the new Brand Experience store we opened right here in Portland. It replaces the very first NikeTown we opened back in 1991. That first NikeTown was a quantum leap forward for our entire industry. It expanded access to our brand and unlocked incredible growth in NIKE Apparel.

In our current generation of stores we are doing it again, this time unlocking the power of the category offense to expand capacity in the marketplace. We get better with each new opening.

That brings me to my second example, our newest NIKE Brand Experience store in Asia. It's located in Wuhan, China, which also happens to be the hometown of Li Na. She is the defending French Open champion and a national hero, who was on hand for the opening of the store.

The store is an important and impressive example of how we are expanding and differentiating the NIKE Brand throughout the entire China marketplace. Through our DTC business we continue to showcase how we serve the athlete in every aspect of their lives -- how they compete, train and express themselves. We call this Amplify Sport, and it is a powerful 24/7 relationship that we are leveraging in our Brand Experience stores, our Category stores and with our key wholesale partners.

We saw that in our results for the Thanksgiving week here in North America. Both our in-line and factory stores delivered double-digit comp store gain, and we had our biggest day ever online. We are seeing tremendous traction in our efforts to transform the marketplace. And we feel we are just getting warmed up as we look at all of our global opportunities.

This relentless focus on innovating across product, brand and distribution is the core of our growth in developed and developing markets. North America continues to outperform with revenues up 21%. We haven't even launched the NFL product yet. 21% growth is a big number in any market. And given the size of our existing footprint some may wonder how we are able to do this. It validates that our category strategies are delivering results.

North America is where the category offense was deployed first, where it is most fully developed and where it has biggest short-term payoff. It is where we have the most developed retail marketplace with our own stores, with our wholesale partners and online.

It is where we have the longest and deepest relationships with consumers. It is the model that we leverage all over the world. If you want to see the benefits of transforming the marketplace to drive growth around the world take a closer look at North America.

Let's look at China, which continues to post very strong numbers. Revenue in China grew 28% for the quarter. Footwear is up 27%, and Apparel is even higher, up 34% on the quarter, in part benefiting from changes in shipment timing compared to last year.

When I look at our China business I see a couple of things at work. First, we continue to build brand loyalty within young consumers. And, second, we are leveraging the category offense to bring the most relevant products and services to the marketplace. The consumers are responding.

Going forward the big growth opportunity in China is based on our ability to connect directly with young consumers there. And we're continuing to work hard at it. The passion for sport is building in China and NIKE is at the center of it.

We are also working the levers in Western Europe, which remains a very challenging economic environment. But we believe that our commitment to innovation and premium brand position will inspire consumers and set us up for the long-term growth.

We are using what we know about the significant benefits of transforming a marketplace through the category offense to continue to elevate the NIKE Brand positioning in Western Europe. And we expect to reap those benefits over time as the category offense takes hold throughout that geography.

And, as Mark said, it is going to be an amazing year in sports, especially in Europe, where two of the most important events of the year will play out -- the Summer Olympics and the European Championship. I think we're going to see an amazing appetite for performance and a tremendous energy around the culture of sport. That is good for the NIKE Brand, both on the ground in Europe and around the world.

We are truly excited about what is in store for our brand and our business globally. Demand continues to build, as evidenced by our Futures numbers. At the same time, we continue to see pressure on gross margins from input cost inflation, which impacts our overall profitability. As you know, we took more meaningful price increases in our Spring and Summer lines, which are reflected in the Futures orders that we are reporting today.

The combination of our deep pipeline of innovative products, strong demand, and the power of the NIKE Brand continue to give us confidence in our ability to take pricing actions in the future. While the consumer will ultimately decide, we believe our pricing strategy creates the right price/value equation for our products at all price points in every market.

And as we talked about on the last call, the higher input costs that are putting pressure on our gross margins are also showing up in our inventory growth in a significant way for this quarter. In addition, we did see growth in unit inventories, but absolutely unit levels have plateaued. We remain laser focused on managing inventory to keep the marketplace clean and support profitable growth.

Don will walk you through the detail on inventory growth in a minute, but overall I feel good about our inventories and where they are heading.

So looking forward I am confident in what we are bringing to the consumers. And with a full sports calendar and some very exciting product launches, including a few surprises coming your way this Spring and Summer, I like where we are, and better yet, I like where we are headed.

So thanks everybody. Have a Happy Holiday, and here is Don.

Don Blair, VP & Chief Financial Officer: Thanks, Charlie, and Happy Holidays everyone. Last quarter I outlined three key themes that drove our financial results and our outlook -- strong topline momentum, fueled by our category offense and the quality of our innovation agenda; the power of our portfolio that allows us to manage risk and outperform in a volatile macro environment; and our focus on delivering both near-term performance and long-term shareholder value.

Those themes were again reflected in our second-quarter results. As Charlie and Mark spoke to earlier, the category offense and our innovation capabilities enable us to deliver highly differentiated product, deep brand connections, and compelling retail experiences to consumers around the world.

Those capabilities are driving incredible topline momentum, and will also enable us to continue to deliver a strong price/value equation to consumers even as higher prices hit the market.

The second theme is the power of our portfolio to drive growth and manage risk. In Q2 revenue growth accelerated in our largest businesses, the NIKE Brand and Converse. And that was across multiple categories and in both developed and developing markets.

The breadth and diversification of the NIKE, Inc. portfolio, combined with our strong balance sheet, uniquely positions us to effectively manage through the ongoing economic uncertainty that has become the new normal. While no company can completely eliminate risk, our ability to leverage our portfolio of brands, geographies, categories and operational capabilities gives us confidence that we can continue to deliver on our goals.

The third theme is our ongoing commitment to delivering long-term shareholder value and near-term results. As our Q2 results show, we continue to see significant pressure on gross margins from input cost increases. We are also facing increasingly significant FX headwinds. We will manage the levers of our profit equation to mitigate risk and deliver near-term profitability. That said, we will also invest in our business to deliver sustainable growth and long-term value for our shareholders.

So with that context, let me now turn to our Q2 results. Reported revenue for NIKE, Inc. increased 18%, up 16% on a currency-neutral basis. The revenue increase was driven by robust growth for the NIKE Brand and Converse.

NIKE Brand constant currency revenue grew the 18%, driven by higher revenues in nearly every geography and category. Currency-neutral revenues for other businesses grew 5%, driven by double-digit growth at Converse.

NIKE Brand Futures orders for December through April 2012 grew 13% on both a reported and currency-neutral basis. Futures increased at a double digit rate for all categories except Sportswear and Action Sports, which grew at a mid-single-digit rate. Unit orders increased 7%, while average price per unit added 6 points of growth, due mostly to price increases that take effect for the Spring and Summer seasons.

On the strength of our Q2 results and our forward orders we are raising our full-year revenue expectations to mid-teens growth.

Second-quarter diluted EPS grew 6% to $1 as strong revenue growth, SG&A leverage and the benefits of a lower share count were partially offset by a decline in gross margin.

Gross margin for Q2 was down 260 basis points versus last year, driven primarily by higher product costs. This downside was partially offset by strong growth in our Direct-to-Consumer business, moderate price increases for our Fall and Holiday seasons, and the benefits of our ongoing product cost reduction initiatives.

As we have discussed on prior calls, there is a six to nine month time lag between changes in input costs and higher cost of goods sold reported on our P&L. As a result, the Holiday 2011 and Spring 2012 seasons reflect the peak materials costs we saw earlier this calendar year. As we move into the Summer and Fall 2012 seasons, we expect our cost of goods sold to reflect the lower materials costs we have seen more recently.

In addition, while there are some higher prices in effect for Fall and Holiday, the planned pricing actions we have taken for the Spring and Summer 2012 seasons are more significant.

We continue to expect the rate of gross margin decline to narrow over the balance of this fiscal year. But given our Q2 results and current exchange rates we now believe we will see a least 160 basis points of gross margin erosion for the full fiscal year.

As we anticipated, inventory levels plateaued in Q2 while the rate of inventory growth improved sequentially from last quarter. The dollar value of NIKE, Inc. inventories increased 35% versus last year, driven by 39% growth for the NIKE Brand. About 20 percentage points of the increase for NIKE Brand inventories was driven by higher unit inventories, a significant deceleration versus the 34% growth we reported in Q1.

Now, as then, the unit increase versus last year's relatively low levels was driven by strong demand and ongoing improvement in factory deliveries. The remaining 19 percentage points of inventory growth for NIKE, Inc. and NIKE Brand -- excuse me -- were the result of higher costs per unit primarily due to input costs inflation.

Overall we are comfortable with current inventory levels and trends. That said, we will continue to manage our inventories carefully to support market demand and manage risk. We continue to expect inventory balances to remain stable over the remaining quarters of the fiscal year, with the rate of inventory growth declining sequentially and coming more into line with revenue growth by Q4.

Although working capital levels have risen from unusually low levels last year, our trailing 12-month return on invested capital increased to 22.6%, up 1.4 points versus the prior year. And in Q2 we generated $360 million of free cash flow from operations. As our inventory balances stabilize, we expect to generate more normal levels of free cash flow from operations in the second half of the fiscal year.

So now let's take a look at our performance by segment. North America again delivered tremendous topline performance in Q2, driven by strong growth across nearly every dimension of the business. Constant currency revenues rose 21% fueled by double-digit growth in every category except Action Sport, which declined mid-single digits.

Footwear revenues grew 20%, while Apparel grew 23%, continuing to benefit from our focus on transforming the marketplace along category lines. Our Direct-to-Consumer business grew 17% as improved store productivity drove a 14% increase in comp store sales. And online sales grew 16%.

On a reported basis revenues for North America grew 21%, and EBIT grew 17% as robust revenue growth and SG&A leverage were partially offset by lower gross margins.

In Western Europe Q2 revenue increased 2% on a currency-neutral basis as growth in Running, Football, Women's Training and Basketball were partially offset by lower Sportswear revenues. On a territory basis double-digit growth in our AGS territory -- Austria, Germany and Switzerland -- was partially offset by declines in nearly every other territory.

On a reported basis revenues for Western Europe grew 7%, but EBIT declined 35% due mostly to lower gross margins. Unfavorable FX rates and higher product costs more than offset upsides from Direct-to-Consumer and higher prices to drive the gross margin decline.

In Central and Eastern Europe Q2 revenue grew 19% on a currency-neutral basis, driven by higher revenues across all categories, led by double-digit growth in Running, Football and Men's and Women's Training. On a territory basis double-digit growth in Russia and Turkey more than offset lower revenues in Southern and Central European markets, such as Greece and Poland.

On a reported basis revenues for CEE grew 17%, but EBIT was down 31%, driven primarily by lower gross margins which were adversely impacted by both higher product cost and higher discounts.

In China growth accelerated in Q2 as currency neutral revenues grew 28%, reflecting growth across all categories and territories. Footwear continues to perform very well as revenues advanced 27% for the quarter. Apparel revenues grew 34% in Q2 due in part to a shift in timing from Q2 to Q3 last year. Excluding these changes, China Apparel would have grown about 20% in Q2.

While we have made progress with Apparel in China, we believe significant opportunities remain to position this business for profitable growth going forward.

Reported revenues for China grew 35% and EBIT increased 26% as higher revenues and SG&A leverage were partially offset by lower gross margins. Gross margins were lower in Q2 as a result of higher input costs and discounts to clear slow-moving Apparel inventories, more than offsetting the benefit of higher prices.

Japan continued to deliver mixed results as currency neutral revenues fell 7% in Q2, reflecting Holiday Futures orders taken in the weeks immediately following the natural disaster in March. While revenues declined for most key categories, Running was a bright spot, delivering double-digit growth for the quarter.

Reported revenues for Japan increased 3%, but EBIT declined 3% as higher revenue and improved gross margins were offset by SG&A deleverage.

Our Emerging Markets geography continues to drive strong growth as Q2 revenues grew 26% on both a reported and currency-neutral basis. Every category and territory posted higher revenues, with Brazil, Argentina, Mexico and Korea driving the largest share of the growth. EBIT for the Emerging Markets increased 27% driven by revenue growth and SG&A leverage, which more than offset lower gross margins.

Second-quarter revenue for our Other Businesses increased 5% on both a reported and currency-neutral basis, as revenue declines in four of these businesses were offset by a more than 20% increase in revenues at Converse. EBIT for the Other Businesses decreased 3%, driven by lower gross margins and SG&A deleverage.

With the first half of the fiscal year in the books, and Spring 2012 Futures in hand, the outlook for the fiscal year has changed somewhat. We now believe revenue growth for the year will be higher than we had previously expected, reflecting our Q2 results and the broad-based momentum in our businesses.

At the same time, gross margin for the year will likely be lower than we previously expected, driven by Q2 results and the ongoing impact of weaker international currencies. In addition, these currency variances will reduce the reported US dollar revenues, expenses and profit from our international businesses.

Note that our estimate of these translation effects has been included in the guidance we are giving you today. Specifically, we now expect mid-teens revenue growth for the full year, reflecting second-half revenue growth slightly above the rate of Futures growth we reported today.

For gross margin we expect the cost headwinds that drove our results in the first half of the fiscal year will continue to have an impact over the remaining quarters. And we expect FX pressures to intensify.

We do anticipate the planned price increases for the Spring and Summer 2012 seasons will provide greater benefit to gross margin in the second half, partially offsetting cost and FX pressures. As a result, we now expect full-year gross margin will be down at least 160 basis points, with Q3 down about 150 basis points and Q4 down about 50 basis points.

Over time we believe the combination of higher prices and easing materials costs will bring our gross margins back to year-over-year growth.

We continue to expect SG&A leverage for the year with growth in the low- to mid-teens, reflecting mid-teens growth for both Q3 and Q4. Although we expect the demand creation investment to be weighted to Q4 in support of the Euro Champs and the London Olympics, this will be balanced by operating overhead growth weighted to Q3.

We continue to expect the effective tax rate for the full year to be about 24.5%, reflecting the benefit of a lower tax rate on our international operations. However, we expect the rate for Q3 will be about 1 point higher due to the forecasted timing of income by operating unit for the balance of the year.

As we look back on the first half of the fiscal year, we feel great about the strength of our business, and our ability to deliver exceptional results despite ongoing global economic volatility.

Looking ahead, we recognize the need to continue to effectively manage risk while investing in the future to drive growth. We are confident we have the brand strength, innovation pipeline and operational discipline to manage all of the levers required to deliver sustainable, profitable growth for our shareholders.

Now we are ready to take your questions.

QUESTION AND ANSWER SECTION

Operator:  (Operator Instructions). Kate McShane, Citi Investment Research.

<Q – Kate McShane>: Don, I was wondering with regards to the guidance that you gave for gross margin pressure for the rest of the year, can you further breakout how much is coming from FX pressure?

<A – Don Blair>: I don't want to try to give you a reconciliation, but what I would say is there is really about four components that I would call out. One is certainly FX is going to be more challenging and that is a big factor.

A second element is that in the second quarter we expected to see an improvement in discounts. It actually was about flat versus last year, so we are expecting that we're going to see that trend continue.

And we are also seeing a very significant strength in our North America business and a little bit weaker results out of our international businesses. And that actually has a bit of a mix shift to the downside on gross margin. So those are really the key factors driving the balance of the year.

<Q – Kate McShane>:  Great, thank you. Then my second question is on Converse. I think the Converse China license comes back into the fold in January, I believe.

<A – Don Blair>: That is right.

<Q – Kate McShane>:  I was wondering if you're able to give us any further detail on what some of your plans are for the brand over the next 12 months?

<A – Mark Parker>: Well, we have a great opportunity in China with Converse, certainly positioned from a brand standpoint in a very different way than the NIKE Brand is. So we are looking at growth for both there, of course. And we are seeing some good, steady healthy growth of Footwear in Converse for China, and are also looking to build a stronger base in Apparel as well.

So we expect that the brand connection with the consumer in China is going to continue to get stronger and stronger for Converse. And that we have seen upgrades happening on a steady, consistent basis in our retail presentation, so the outlook for Converse in China is actually quite bullish. And we feel good about, again, the relative positioning of Converse versus NIKE, so it is a real complementary situation between those two brands.

<A – Don Blair>: The other thing I would point out is we did take over the UK market for Converse on January 1 of this year, 2011, and we have seen a really significant acceleration in the business results in the UK. So we feel very confident in this model of taking these markets direct and our ability to grow the business on the top line and the bottom line.

<Q – Kate McShane>:  Thanks very much.

Operator: Bob Drbul, Barclays Capital.

<Q – Bob Drbul>:  Just a couple questions really. On the first one, on the China business the Apparel definitely snapped back. Can you just maybe give us a little bit of commentary around how you feel about the marketplace, the inventory levels in the marketplace, your market share position?

And within China, I think, you called out a shipment timing, was that a year-over-year timing shipment or is that Q2 2012 impacting Q3 2012?

<A – Don Blair>: I will answer the second part. It is a year-over-year timing. It is not a change in timing this year, it is a change in timing last year that is affecting the percentage comparisons.

<A – Charlie Denson>:  This is Charlie. I think when we look at the China business right now we are still obviously very bullish on China. And we feel great about the brand, where it is at, both from a positioning standpoint, how it competes with the global competitors as well as the local competition.

I think as you look at -- we look at a lot of different things when we are thinking about the future there. One is sports participation, two is brand strength, and then three is making sure we have the right product at the right time and being locally relevant.

I would say right now all three of those things we feel pretty good about. I think that when you look at the opportunities over the next 12 to 18 months, China still represents a great growth story for us and a great piece of our growth strategy.

The one area where I would say that we have to continue to get better is on the Apparel side. We had a great quarter in Apparel. There is certainly a great appetite for Nike Apparel in the China marketplace, but as you know, China represents a much more balanced weighting between Footwear and Apparel. We are taking advantage of the opportunity; there is still more work to be done.

<Q – Bob Drbul>:  Great. And then my follow-up question would be on the Futures orders were there any trends, any variance with the first half of the period versus the second half of the period that are worth noting, Don?

<A – Don Blair>: The Futures orders are little more back-end weighted than they are in the front-end. But anticipating your question, we did not see a significant slowdown in unit sales growth over the course of the window. So this is relatively higher percentage growth in revenue projections for the back half of the window because of the price increases, but we didn't see a significant change in the unit velocity over the window.

<Q – Bob Drbul>:  Thank you very much. Happy Holiday.

Operator: Robbie Ohmes, Bank of America Merrill Lynch.

<Q – Robbie Ohmes>: Two quick questions. One, could you talk a little more about Western Europe and what it feels like to you guys as you head into 2012? Some other people that operate there have indicated little bits of issues with their backlogs. Clearly you guys haven't seen anything like that yet.

And maybe help us think through that versus the two big things going on next year, the Olympics and Euro Cup, and maybe help us think about that.

And then after you guys elaborate on that for us, the second question would just be on the DTC momentum that you guys saw, can you comment on how that momentum breaks out full-line stores versus outlets, particularly in the US, but the global on that would be great also? Thanks.

<A – Charlie Denson>: This is Charlie. Western Europe, I think -- I mean, certainly one of the more challenging geographies for us right now when you look at the numbers. The uncertainty that really reigns supreme across the entire continent is challenging, I think, for everybody, and we are no different in that regard.

One of the things I feel really good about is our ability to manage through this time of uncertainty and instability. We continue to keep a pretty sharp focus on inventories.

The pressure that we are getting from FX, obviously, is significant. It really bore a large part of the impact on their gross margin performance for the quarter. And so where that goes in the future remains to be seen.

But from a consumer standpoint and a brand positioning standpoint we feel very good about where we are at. The brand is healthy. The thing I am most pleased with right now in Europe is our Performance product is performing extremely well. Where we have an opportunity to get more marketshare is really more on the Sportswear side, both Footwear and Apparel.

So we are still very, very bullish on Europe long term, but the level of uncertainty short term is proving to be somewhat challenging. But I think as I look across the landscape I don't think that we are out of any rate by any means and in a good position for the long haul.

<A – Don Blair>: As far as the DTC is concerned, let's just focus on North America for the moment. We actually had stronger growth out of the in-line stores. Both of them were up on the comp basis, but slightly stronger growth of the in-line stores. And as we said earlier on the call, strong growth out of digital as well.

<Q – Robbie Ohmes>: Terrific, thanks very much.

Operator: Sam Poser, Sterne Agee.

<Q – Sam Poser >: Thank you for taking my question. Happy Holidays. Just could you walk through the inventory in a little more detail regarding the cost increases? And the commentary, was that completely on the NIKE Brand?

<A – Don Blair>: So breaking this down, NIKE, Inc. was up 35%. That was 39% up on the NIKE Brand side. So that is the overwhelming majority of both the inventory and it obviously drove the growth. So that 39% growth on the NIKE Brand side, 20 points of the growth was increase in units. And that compared to 34% increase in units in Q1. So we are definitely seeing the rate of growth of units come down. And we are actually -- in absolute quantities it is plateauing, as we expected it would.

So that is the majority of the growth, about 20 points. The remaining 19 points of growth is largely due to increased cost per unit. And as you know, that is pretty much the input cost increases we have seen -- labor and materials.

<Q – Sam Poser >: And would you say also that those -- that those costs have peaked as well here, or do we expect those costs to continue to increase until we get to the end of the year, or is it pretty much peaked out right now with these inventories that you have?

<A – Don Blair>: No, I think -- I don't think it is going up, but we don't expect it to start coming down really more towards the very end of this year and really more into the Fall season. When we look at the key materials, what we are seeing today is the prices as they were in the Spring of 2011, and that was really the peak. So we are really not going to start to see this come down until we get in more towards the very tail end of Summer and Fall of 2012.

<A – Mark Parker>: I would just add that we are seeing some stabilization of material. The labor costs continue to accelerate, so they are starting to offset each other a little bit.

<Q – Sam Poser >: Thank you. And then it just lastly, Western Europe, the Futures numbers there are you seeing much more acceleration in the back half relative to other given the events?

<A – Don Blair>: I don't think you're really seeing the impact of the events yet. This is early for us to start to see that. We have got the European Championship should come at the very tail end of the fiscal year and then the Olympics are largely going to be in fiscal 2013, so you really don't have those in this Futures windows yet.

<Q – Sam Poser >: Thank you very much, and continued success.

Operator:  Michelle Tan, Goldman Sachs.

<Q – Michelle Tan>: I was just curious on the gross margin, again, it sounded like the piece where things came in worse than you thought was primarily on the discounting and the improvement that you had expected to see but didn't come through in the quarter. Is that true of the balance of the year and where you are seeing greater pressure than you expected?

<A – Don Blair>: You are correct that that is a key driver for the quarter, that we expected discounts to get a little better, they didn't. And for the balance of the year we do expect a continuation of that. But in addition, as I said earlier, we also are seeing more FX pressure in the back half than we expected 90 days ago. And also much greater strengths in North America and somewhat weaker results in Western Europe primarily. So is really those three factors that are driving the balance of the year change in outlook.

<Q – Michelle Tan>:  I guess when you look at the improvement in discounts that you expected to see that you're no longer counting on for the next several quarters, is that something where you would expect to still see that over time so that is an opportunity that you see in 2013? Or I guess, what is driving the change in the improvement in discounts, is it specific to a region, is it specific to the inventory levels that you have today, what is the root cause?

<A – Don Blair>: It is a combination of, first of all, we are always in continuous improvement mode and we are continuing to make sure that our discount structures are focused on driving growth.

And then the second element, as you point out, we are moving through some inventory in a couple of pockets. And I think Charlie mentioned and I also mentioned around the Chinese Apparel situation.

So one of the things that I think we have a long-standing track record on is that we really want to keep our inventories lean, and we want to keep a pull market in place. And when we think we need to move the inventory, we will.

<Q – Michelle Tan>:  Perfect, that is helpful. And then, finally, just any color you can give us on the NFL license, you know, when we should start to see it show up in the order trends? And then any kind of color on plans for the business, what should we look to see in the market?

<A – Don Blair>: Well, we take that over the first part of April, so you will see some initial product go into the marketplace in April. It is not the high season, to say the least where we are at, so you really won't see a big material impact until we get into the Fall season.

But that being said, I am very excited about that launch. And I think if you have talked to any of our retail partners who have seen the product already, they would echo those sentiments.

<A – Mark Parker>: I'm going to add, because I'm equally excited, that this is going to be, I think, a new chapter for the NFL and NIKE. The level of performance and innovation here are exciting everybody here around the Company, and the retailers that we have shown the product to already. So it is very exciting.

<Q – Michelle Tan>:  Thanks. Happy Holidays, guys.

Operator:  Michael Binetti, UBS.

<Q – Michael Binetti >:  Happy Holidays. Congrats on a great quarter. Just a quick couple of modeling questions for you. I am sorry if I missed it, did you give a third-quarter revenue guide for us?

<A – Don Blair>:  The guidance for both the third and the fourth quarter is the same, which is slightly above the Futures growth that we reported today.

<Q – Michael Binetti >:  Okay, thanks for that. And then the -- I just want to make sure we are setting the bar appropriately for folks listening here. As far as the price increases that are coming up are the -- are those completely reflected in the Futures orders at this point? Or in other words, is there another incremental bump-up to come next quarter, just so we have expectations correctly for how that will affect Futures windows going forward?

<A – Don Blair>: So the Futures numbers we just reported today, as we said, there was about a 7 percentage point increase in units and about a 6 percentage point increase in value per unit. This Futures window includes December and January, which will have some Holiday therefore in the window. So when you get to the next Futures window it is going to be Spring and Summer, and therefore, you'll be reflective of the full impact of the price increases for Spring and Summer.

So I would expect to see -- just the mix of months involved here, we have got some of Holiday and some of Spring here, whereas the next one is going to be Spring and Summer, so it should be a little higher.

<Q – Michael Binetti >:  Okay, that is actually really helpful. And then just, I guess, on the comment, I know you're getting beat to death on gross margins here, so I apologize. But on the comment about discounting being a little more sticky than you thought previously -- and I know you gave little detail there, but we have got higher discounts that I guess are surprising you guys a little bit heading into price increases.

And I'm just kind of -- I would like to be able to get a little bit more of what makes you confident heading into price increases that the discounting won't surprise you on the upside a little bit going forward. Is there anything you can tell us that gives you more confidence that the price increases won't need to be discounted at a heavier level, just considering that was one of the comments today? Thanks.

<A – Don Blair>:  Well, I think, first of all there is -- I draw a distinction between the two separate pieces. The question around the pricing really has to do with the consumer response. And as we have said before, we think we are in the best possible position to be taking price increases at this particular point, given the strength of the brand and the innovation pipeline.

So we think we are in terrific shape. We do manage and measure with our wholesale partners sell-through very carefully, so we are going to be watching this. But we feel we are the best possible position.

With respect to what drives the level of discounts on a shorter-term basis that is really more of the supply chain around things like delivery timing and overall inventory levels. And as we said earlier on the call, we are seeing great improvement in on-time performance coming out of our factories. Our air freight is down. So as we start to see our supply-chain smooth out, I think we're going to also see that those discount levels can be managed down.

<Q – Michael Binetti >:  Okay, thanks for the clarification. Happy Holidays guys.

Operator: Omar Saad, ISI Group.

<Q – Omar Saad >:  I wanted to -- and I apologize, but I but I wanted to follow up with another question on gross margin. It looks like this is your first sub 43% kind of gross margin quarter in six or seven years.

On the one hand, you are seeing this kind of ongoing gross margin pressure on your business, maybe a little bit more than you expected. But on the other hand, I hear you guys talk, and we see it in the marketplace, the innovation that is in place, the impact of your category offense, you know, the Running, the Basketball innovations and product line you have been talking about early on the call.

Help me balance out those two dynamics and fill up that disconnect, because it sounds to me like the innovation has never been stronger and the product lines have never been stronger. But we are seeing more gross margin pressure than we would ever imagine for such a great brand. Is it a strategic decision on your part? Is it something going on in the marketplace competitively? Any color would help -- be helpful, thanks.

<A – Don Blair>: Well, I think the first thing I would do is just talk a little bit about the philosophy on this. And that is that, first of all, we are managing a long-term growth trajectory here. And our objective is to manage a good price/value equation for the consumer over time, and drive the overall growth of our business.

And I first would as also point to the fact that you can't completely disconnect the revenue and gross margin lines. So we are seeing fantastic growth in our business, and over time that is making us a lot more profitable and a lot more valuable.

I also think that as we are coming into Spring and Summer, and really as we go into successive seasons, I think we are thinking differently about pricing than where we have been in the past. We have more inflation in the macro economy than there has been before. We have terrific brand strength, great innovation. I think we can monetize some of that through higher prices.

So we do expect that we are going to see over time improving gross margins. But I also want to make sure we are always thinking about the overall profitability equation, including the top line, and that has been absolutely fantastic.

<Q – Omar Saad >:  All right, thanks. Then can you just give us a quick update on the supply chain? I know you guys have been working on the supply chain -- some innovations going on there, opening up some more capacity, and how you think that will affect the situation?

<A – Charlie Denson>:  Well, I will take part of it. I think we can probably all chime in here from different directions. I think one of the things that we feel really good about is some of the things that Don just alluded to is really catching up on capacity, things -- we have had an unbelievable last 12 to 18 months. And we were really short of capacity on some of our most important technologies. And we feel like we have negated that going forward and that we are in a position now to really maximize and optimize some of the technologies that are in the marketplace.

 With that being said, I think you heard Mark allude to it, and I will let him talk more about it, but we have some real innovation coming down the pipeline that we are incredibly excited about. And I think that is one of the things that gives us such great confidence about the future is some of the new innovation that we have in the pipeline that you will start to see maybe as soon as the Olympics.

<A – Mark Parker>:  I will chime in. This is Mark. I speak a lot about innovation and much of that is around product, but as I mentioned earlier, there is a lot of information focus around our supply chain, specifically in working with our factories to upgrade, I think, their ability to innovate with us.

 And that is beyond what we have talked about in the past in terms of lean manufacturing -- and then looking at whole new ways to manufacture products. These are things that will really take shape and have much more profound impact, I think, between the topline and the bottom-line in the months and years to come.

 Some of the dramatic breakthroughs that I referenced in my remarks earlier are happening on the manufacturing side as well. And you will see NIKE take a much more active position in trying to drive innovation from design, all the way through the manufacturing process. I think that is absolutely critical for us to be a competitive company moving into the future, and really, again, apply innovation as best we can within that part of our business.

 So I can't be very specific at this point, but I can tell you that we are incredibly excited about, as I said, some of the real game-changing innovation that is coming.

 I spoke earlier about innovation as it relates to the events that are coming up. You're going to see some very dramatic innovation from NIKE in the months ahead, and as Charlie mentioned, a few surprises. Much of this is going to be coming around the Summer Olympics or leading up to the Summer Olympics, where I think NIKE does its best work. We really rally behind these big global sporting events.

 So some of the innovation you're going to be seeing actually quite shortly, and then really leading up through the next six months is going to be, I think, some of the most dramatic innovation that you have ever seen from NIKE. So very, very excited about all of that.

<Q – Omar Saad >:  Thanks, guys. Good luck in the New Year.

<A – Kelley Hall>:  Operator, we have time for one more question.

Operator: Jim Duffy, Stifel Nicolaus.

<Q – Jim Duffy >: So you have mentioned strength in Performance Apparel in Europe. You are also seeing it from the US. I am curious what the dynamic is with Performance in other areas of the world? What stage of adoption are you with Performance Apparel offerings in some of the other regions?

<A – Charlie Denson>: This is Charlie. Well, no, it is not just the US or Europe, it is really a worldwide -- I wouldn't call it a phenomena -- I think we are just servicing the needs of the athlete, and I think it is paying off for us, not only with regards to the revenue line, but I think also the brand strength line.

It is an area where we felt we had one of the bigger opportunities to, not only improve, but to really push the envelope. We have made some pretty significant investments into the advanced R&D areas around our Apparel business. And we are very excited about the future of the Apparel business being led by some of the performance innovation that we have talked about.

With that said, then I think it opens up the aperture, or the capacity of the marketplace and our ability to do some of the Sportswear business with -- using some of that innovation in more of a expressive casual way. And it gives us a great combination of both Performance and Sportswear together, which is what we talk about all the time. We talk about this Amplify Sport approach.

So it is not just North America and it is not just Europe, but it is certainly is leading there. But even places like China and the Emerging Markets it is a very important part of the portfolio.

<Q – Jim Duffy >: Great, that is good to hear. And then a question with respect to China, have you been pleased thus far with the performance of the new China DC? There has been some timing of shipment dynamics. Have there been any hiccups there? And are you starting to see some of the cost benefits that you expected to see from opening that?

<A – Charlie Denson>: Well, I think overall performance we are very pleased -- I mean, we are -- in many different dimensions. It is the greenest building, I think, in China right now. It is one of the most impressive distribution facilities to date that have been built there.

We have had great cooperation from, whether it is the Chinese government or our teams on the ground. There have been some short-term costs, as you'd expect, getting the thing up and running. But it gives us huge competitive advantages as we continue to expand in the marketplace, from managing our timing of deliveries, launching of products, coordination of Footwear and Apparel. It is a great competitive advantage for us. So we are excited about it and the role that it will play in the future.

<A – Don Blair>: Let me just be clear too, the shipment timing question we were talking about for China Apparel relates to last year's timing of deliveries of outerwear. It really had nothing to do with either deliveries this year or deliveries out of our distribution center in China. So no issue on the financials showing up from issues at the China Logistics Center. It is doing great.

<Q – Jim Duffy >: Good, thanks for that clarification. And Happy Holidays everyone.

<A – Kelley Hall>:  Thanks everybody. We will talk to you after the New Year.

Operator:  Ladies and gentlemen, this does conclude today's conference. Thank you all for participating, and you may now disconnect.